For Immediate Release

COMPOSITE TECHNOLOGY ANNOUNCES DECEMBER QUARTER RESULTS

Irvine, CA- February 11, 2008 - Composite Technology Corporation (“CTC”) (OTC Bulletin Board: CPTC) announced today its results for the fiscal quarter ending December 31, 2007. Full results are included in Form 10-Q filed with the Securities and Exchange Commission on February 11, 2008. Management plans to host a conference call on Monday, February 11, 2008 at 1:30 PM Pacific Standard Time. Analysts and institutional investors may participate by calling 1-800-762-8908, or internationally by dialing +1-480-248-5085. A live audio webcast will be available at http://viavid.net/dce.aspx?sid=00004B95, and the broadcast will be archived and available for replay for one year.

CTC recorded record quarterly revenue for the first fiscal 2008 quarter of $18.2 million, an increase of 40% compared to revenue of $13.0 million for the comparable fiscal 2007 quarter and an increase of 184% compared to September 2007 quarter’s revenues of $6.4 million. The December 2006 quarter included approximately $4.5 million of revenues relating to our E Services entity, which is no longer consolidated. Excluding those revenues, the year-over-year revenue growth from 2006 to 2007 is 114%.

Compared to the September 2007 quarter, the GAAP net loss improved by $11.0 million, from $18.4 million or $0.09 loss per share to $7.4 million or $0.04 loss per share, on improvements in product margins of $6.3 million, operating expense decreases of $0.5 million, and interest and other expense reductions of $4.2 million. GAAP net loss increased $0.4 million to $7.4 million or $0.03 loss per share as compared to $7.0 million or $0.04 per share in the December 2006 quarter on increased R&D expenses related to our DeWind subsidiary’s D8.2 prototype and increased interest expenses related to higher debt balances.

"We are excited about our order successes and the improvements in our profitability for each of our business segments," commented Benton Wilcoxon, Chief Executive Officer for CTC. "Our key customer in China, Jiangsu New Far East, became certified to strand aluminum on our ACCC core product during the quarter, and we have just received orders in two new international markets for CTC Cable. For DeWind, our recent 40 turbine, approximately $90 million order, from an existing Czech customer represents both repeat business and a good price for our turbines. Additionally, with our recent D8.2 prototype installation in Texas, we are well positioned for sales revenue growth of the DeWind business.”

"CTC Cable revenues of nearly $11 million and product margin improvement to 38% without increasing our cost structure resulted in $2.2 million in operating income for CTC Cable’s December 2007 quarter, which demonstrates the viability of our CTC Cable business model,” said D.J. Carney, Chief Financial Officer of CTC. "The order win with our Czech customer significantly increases our order backlog of the DeWind business to over $140 million for 2008 and 2009 turbine deliveries.”

About CTC:

Composite Technology Corporation, based in Irvine, California, USA develops, manufactures and sells innovative high performance electrical transmission and renewable energy generation products through its subsidiaries:

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CTC Cable Corporation produces composite rod for use in its patented ACCC (Aluminum Conductor Composite Core) conductors, which are “high efficiency conductors” for use in electrical transmission grid systems. ACCC conductors demonstrate less electricity line losses when compared with conventional conductors and when deployed in place of conventional conductors on existing systems, the higher efficiency of ACCC conductors enables power generators to reduce the amount of power they must generate while still delivering the same power to the customers. They have also demonstrated significant savings in upgrade capital costs and operating expenses when substituted in grid systems for other conductors. ACCC conductors enable grid operators to reduce blackouts and brownouts, providing a ‘reserve electrical capacity’ by operating at higher temperatures without significant thermal sag of the lines. ACCC conductors are an innovative economical solution for reconductoring power lines, constructing new lines and crossing large spans. ACCC composite rod is delivered to qualified conductor manufacturers worldwide for local ACCC conductor production and resale into local markets.

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DeWind Inc. designs, produces, and sells the DeWind series of wind energy turbines, including the new 2 megawatt (MW) D8.2 model available in both 50Hz and 60Hz; the 2MW D8 model in 50Hz; and the 1.25MW D6 model in 50Hz. The new D8.2 has been operating since early 2007 at Cuxhaven, Germany, and utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous AC generator connected directly to the grid at high voltage without the use of power conversion electronics. The first 60Hz D8.2 is now being installed at a site in Sweetwater, Texas, and will initially be used for demonstration. DeWind D8.2 turbines are now being assembled at TECO Westinghouse Motor Company in Texas for our North and South American customers.

For further information visit our website: www.compositetechcorp.com. Investor Relations Contact: James Carswell, +1-949-428-8500.

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (the “Company”). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, the ability of the company to convert quotations and framework agreements into firm orders, our customers’ fulfillment of payment obligations under the respective supply agreement, our ability to deliver reliable turbines on a timely basis, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to produce the turbines and acquire their components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company, including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2007 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

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